Exhibit 99.1

GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IRONWORKERS LOCAL NO. 25) PENSION FUND,)

)

Plaintiff,)

)

v.)

) MARC S. SIEGEL, KENNETH N. ) BERNS, CHARLES O. BUCKNER, ) CURTIS W. HUFF, TERRY H. HUNT, ) MICHAEL W. CONLON, CLOYCE A. ) TALBOTT, and WELLS FARGO) BANK, N.A.,)

)

Defendants,)

)

and)

) PATTERSON-UTI ENERGY, INC,)

)

Nominal Defendant.)

C.A.	No. 10343-VCG

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

WHEREAS, on November 12, 2014, Ironworkers Local No. 25 Pension Fund (“Plaintiff”) filed a Verified Class Action and Derivative Complaint (the “Complaint”) against Defendants Marc S. Siegel, Kenneth N. Berns, Charles O. Buckner, Curtis W. Huff, Terry H. Hunt, Michael W. Conlon, and Cloyce A. Talbott, (the “Director Defendants” or the “Board”), Wells Fargo Bank, N.A. (“Wells Fargo”), and Nominal Defendant Patterson-UTI Energy, Inc. (the “Company”).

WHEREAS, the Complaint alleged that, in connection with the adoption of what Plaintiff has termed a “Dead Hand Proxy Put” provision in the Company’s credit agreement, dated as of September 27, 2012 (the “Credit Agreement”), (i) the members of the Company’s Board breached their fiduciary duties, and (ii) Wells Fargo aided and abetted the Board;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put provision was invalid, unenforceable, and severable from the Credit Agreement;

WHEREAS, on January 9, 2015, the requisite lenders approved amendments to the Credit Agreement, which included eliminating the challenged provision (“Credit Agreement Amendments”);

WHEREAS, as a result of the Credit Agreement Amendments, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, on January 20, 2015, Plaintiff wrote to advise the Court that, as a result of the Credit Agreement Amendments, Plaintiff’s claims had been rendered moot;

WHEREAS, after January 20, 2015, Plaintiff and the Company engaged in arm’s-length negotiations regarding a fee award for Plaintiff’s counsel and the Company agreed, in the exercise of business judgment, to pay Plaintiff’s counsel

$50,000 in attorneys’ fees;

- 2 -{FG-W0400900.}

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application;

WHEREAS, the Court has not passed on the amount of the fee.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1.The Company shall file this Stipulation and Order of Dismissal as an exhibit to the Company’s next Form 10-K following the entry of this Stipulation and Order of Dismissal (“Order”). The filing by the Company of this Order as an exhibit to a Form 10-K constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2.The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than ten

(10) business days after the Notice is publicly-filed;

3.	Upon the filing of the Affidavit:

A.The action will be dismissed with prejudice as to Plaintiff, and without prejudice to all other stockholders;

- 3 -{FG-W0400900.}

B.	The Register in Chancery is directed to close this case on the docket; and

C.	The Court will no longer retain any jurisdiction over this action.

4.	The Company shall pay to Plaintiff’s counsel fees in the amount of

$50,000 within five (5) business days of the date of the entry of the Order to an account designated by Plaintiff’s counsel.

FRIEDLANDER & GORRIS, P.A.

OF COUNSEL:

Mark Lebovitch David Wales John Vielendi

BERNSTEIN LITOWITZ BERGER

& GROSSMANN LLP

1251 Avenue of the Americas New York, NY10020

(212) 554-1400

/s/ Joel Friedlander Joel Friedlander (#3163) Christopher M. Foulds (#5169) Benjamin          P. Chapple (#5871)

1201 N. Market Street, Suite 2200

Wilmington, DE 19801

(302) 573-3500

Attorneys for Plaintiff

- 4 -{FG-W0400900.}

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

OF COUNSEL:

David D. Sterling Danny David

BAKER BOTTS L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

(713) 229-1234

/s/ D. McKinley Measley

William M. Lafferty (#2755)

D. McKinley Measley (#5108) 1201 N. Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

(302) 658-9200

Attorneys for Defendants

Marc S. Siegel, Kenneth N. Berns, Charles O. Buckner, Curtis W. Huff, Terry H. Hunt, Michael W. Conlon, Cloyce A. Talbott and Patterson-UTI Energy, Inc.

Dated: December 15, 2015

SO ORDERED thisday of, 2015.

Vice Chancellor

- 5 -{FG-W0400900.}

Court:   DE Court of Chancery Civil ActionJudge:   Sam GlasscockFile & Serve Transaction ID:   58303581Current Date:   Dec 17, 2015Case Number:   10343-VCGCase Name:   Ironworkers Local No 25 Pension Fund vs Marc S SiegelCourt Authorizer:   Glasscock, Sam/s/ Judge Glasscock, Sam